UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report - April 23, 2007

Commission File Number: 0-23863

PEOPLES FINANCIAL SERVICES CORP.
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	23-2391852
(State of incorporation)	(IRS Employer Identification No.)

50 MAIN STREET, HALLSTEAD, PA	18822
(Address of principal executive offices)	(Zip code)

(570) 879-2175
(Registrant’s telephone number including area code)

Item 9.01 (c)	Financial Statements and Exhibits
99: Press Release of Peoples Financial Services Corp., dated April 23, 2007, regarding First Quarter 2007 Earnings

EXHIBIT INDEX

Exhibit		Page Number in Manually Signed Original
99	Press Release of Peoples Financial Services Corp., dated April 23, 2007, regarding First Quarter 2007 Earnings	3

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

	/s/	Richard S. Lochen, Jr.
Dated: April 23, 2007		By: Richard S. Lochen, Jr. President/CEO

	/s/	Debra E. Dissinger
Dated: April 23, 2007		By: Debra E. Dissinger Executive Vice President/COO

	/s/	Joseph M. Ferretti
Dated: April 23, 2007		By: Joseph M. Ferretti Vice President/CCO

	/s/	Frederick J. Malloy
Dated: April 23, 2007		By: Frederick J. Malloy Asst. Vice President/Controller

EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. First Quarter Earnings Report

Net income through three months in 2007 was $1,123,000 compared to $1,045,000 for the same period in 2006, an increase of $78,000, or 7.46%. Net interest income for the first three months of 2007 was $3,149,000 which compares to $2,951,000 for the three month period ended March 31, 2006. This is an increase of $198,000, or 6.71%.

Total assets on March 31, 2007 were $405,591,000, which compares to $392,975,000 as of March 31, 2006. Total assets were down when compared to the December 31, 2006 figure of $416,268,000. The maturity of a Federal Home Loan Bank (FHLB) advance in January of 2007 was not renewed and therefore caused a decrease in funding available for investment on the asset side of the balance sheet. Compared to the March 31, 2006 figure of $264,563,000, net loans were up 2.09% at $270,104,000 as of March 31, 2007. On December 31, 2006, net loans were $269,383,000.

Deposits totaled $320,459,000 as of March 31, 2007, compared to $304,839,000 on March 31, 2006, an increase of 5.12%. Total deposits were $323,613,000 as of December 31, 2006. The deposit trend in the first quarter of 2007 is expected due to the nature of those deposits affected. Early in the calendar year tends to be the period within which the bank experiences an outflow of funds due to various reasons, among them are property tax payments and holiday bills which come due after January 1.

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with ten community offices. The community office locations are: Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, and Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy. Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.